Exhibit 5.1

DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133
T (858) 677-1400
F (858) 677-1401
W www.dlapiper.com

December 11, 2024

Quantum-Si Incorporated
29 Business Park Drive
Branford, CT 06405

Ladies and Gentlemen:

We have acted as counsel to Quantum-Si Incorporated, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company from time to time of shares of the Company’s common stock, par value $0.0001 per share, having an aggregate offering price of up to $75,000,000 (the “Placement Shares”), pursuant to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 11, 2023, (the “Registration Statement”), the related base prospectus dated August 11, 2023 (the “Base Prospectus”), and the prospectus supplement dated December 11, 2024 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), filed with the SEC pursuant to Rule 424(b) under the Securities Act, and the Equity Distribution Agreement dated December 11, 2024 by and between the Company and Canaccord Genuity LLC, as agent and principal (the “Sales Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company).

Based upon the foregoing, we are of the opinion that the Placement Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Sales Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law. It is further understood that this opinion is to be used only in connection with the offer and sale of Placement Shares while the Registration Statement is effective under the Securities Act.

We hereby consent to the use of this opinion as Exhibit 5.1 and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)